UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)
___________________________________________
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Beginning April 28, 2016, the following letter will be sent to certain shareholders of Brown & Brown, Inc.

April 28, 2016

Dear Brown & Brown, Inc. Shareholder:

On May 4, 2016, we will be holding our 2016 Annual Meeting of Stockholders (the “Meeting”). A number of proposals will be presented for your consideration and approval at the Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.

Various proxy advisory firms have issued a recommendation that shareholders withhold their votes for the re-election of Timothy R.M. Main to the Board of Directors (the “Board”) due to the fact that he attended fewer than 75% of the Board’s meetings in 2015.

In assessing whether or not to vote “FOR” Mr. Main, we ask that shareholders consider the following:

•
Mr. Main’s record of attendance during 2015, including that Mr. Main attended three out of four regularly scheduled meetings and five out of eight total Board meetings in 2015, and all four regularly scheduled meetings and five out of six total meetings of the Acquisition Committee in 2015, resulting in a combined attendance of 10 out of 14 (71.4%) total meetings held by the Board and the Acquisition Committee during 2015;

•
Mr. Main’s overall record of attendance as a member of the Board, including that since joining the Board in October 2010, Mr. Main has attended 48 out of 58 (82.7%) total meetings held by the Board and 70 out of 84 (83.3%) combined total meetings held by the Board and the Acquisition Committee;

•
that Mr. Main was not provided advance written notice of an unscheduled Board meeting in March 2015, which he therefore did not attend. With respect to this meeting, the Board convened following the conclusion of a scheduled telephonic meeting of the Board’s Audit Committee, at which all members of the Board, other than Mr. Main, were present;

•
that scheduling conflicts prevented Mr. Main from attending (i) a regularly scheduled quarterly meeting of the Board held in January 2015, and (ii) a special telephonic meeting of the Board and a special telephonic meeting of the Acquisition Committee, which were held on the same day, in December 2015;

•	that Mr. Main has served on the Board since October 2010 and brings valuable institutional knowledge, expertise, and familiarity with our business resulting from such tenure;

•	that Mr. Main brings experience with complex financial transactions and acquisitions, as well as broad knowledge of the insurance industry acquired throughout his career;

•	Mr. Main’s tenure as a director and his commitment to our continued success;

•	the composition and makeup of the Board, including the mix of talent, skill, and experience represented; and

•	the overall benefits derived, and to be derived, by the Board and our management from Mr. Main’s participation in and contributions to Board discussions.

Please refer to the proxy statement previously sent to you (also available at www.viewproxy.com/bbinsurance/2016) for instructions on how to submit your vote. The proxy statement also contains instructions on how you may change your vote if you have already voted.

For the reasons set forth above, the Board recommends a vote “FOR” the election of Mr. Main, along with all other director-nominees named in the our proxy statement.

Sincerely,
J. Powell Brown
President and Chief Executive Officer